SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 18, 2010

South Dakota Soybean Processors, LLC
(Exact name of Registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 647-9240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 18, 2010, we entered into an amendment of the Master Loan Agreement with our lender, CoBank, ACB, of Greenwood Village, Colorado. See Item 2.03, the text of which is herein incorporated by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 18, 2010, we entered into an amendment of the Master Loan Agreement with our lender, CoBank, ACB of Greenwood, Colorado, for the purpose of amending our revolving working capital loan and revolving term loan. Under the revolving term loan, which is to provide working capital and funding for capital expenditures, the amount that we may borrow from CoBank is increased from $9.3 million to $16.8 million. While the amount available will continue to decrease by $1.3 million every six months, the next semi-annual payment scheduled for September 20, 2010 is waived, thus extending the term of the loan from September 20, 2013 to March 20, 2017. The variable interest rate under the loan is increased from LIBOR (One-Month LIBOR Index Rate) plus 3.25%, to LIBOR (One-Month LIBOR Index Rate) plus 3.60%. Under the revolving working capital loan, which is to finance inventory and receivables, the maturity is extended from August 1, 2010 to July 1, 2011, and the variable interest rate is increased from LIBOR (One-Month LIBOR Index Rate) plus 3.0% to LIBOR (One-Month LIBOR Index Rate) plus 3.35%.

All other material terms and conditions under the Master Loan Agreement and related agreements remain the same following these amendments. The amendments to the Master Loan Agreement and related agreements will be filed as an exhibit in our next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: May 20, 2010	/s/ Rodney Christianson
Rodney Christianson, Chief Executive Officer